Exhibit 10.1

Certain identified information has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential.

WARRANT AMENDMENT AND EXCHANGE AGREEMENT

This WARRANT AMENDMENT AND EXCHANGE AGREEMENT (this "Agreement") is entered into as of [          ] (the "Execution Date"), by and between [          ] (the "Company"), and [          ] (the "Placement Agent" and, together with the Company, the "Parties" and each a "Party").

RECITALS

(A)

The Company and the Placement Agent are parties to that certain Engagement Letter dated as of October 7, 2025 (as amended, the "Engagement Agreement"), under which the Placement Agent acted as placement agent for the Company's private placement of securities that closed on or about December 26, 2025 (the "Prior Placement").

(B)

As compensation under the Engagement Agreement or otherwise in connection with the Prior Placement or any financing, offering, placement, advisory, investment-banking, or other transaction involving the Company through the Execution Date, the Company issued, became obligated to issue to [          ], [          ], or any other Holder Party certain common stock purchase warrants, options, or other rights to acquire Company securities, including those listed on Schedule A (collectively, whether or not listed on Schedule A, whether issued in 2025 or 2026, and whether evidenced by a certificate, agreement, book-entry notation, or other instrument, the "Warrants"). For the avoidance of doubt, the Warrants include every warrant, option, purchase right, placement-agent warrant, representative warrant, compensation warrant, or other right to acquire Company securities issued or issuable to [          ] or [          ] at any time on or before the Execution Date, and every amendment, adjustment, replacement, split, combination, assignment, transfer, or derivative thereof.

(C)

The Warrants and/or the Engagement Agreement provide for liquidated damages, penalties, or similar payments under certain circumstances, including in connection with the Company's timely delivery obligations upon the exercise of the Warrants (collectively, "Liquidated Damages").

(D)

The Parties wish to amend the terms of the Warrants and settle all of the Company's obligations relating to them. Under this Agreement, all Warrants will be exchanged solely for, and deemed fully exercised into, an aggregate of 200,000 shares of the Company's common stock, and the waiver and release below will take effect only if the Company timely delivers those shares.

NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1.	Definitions

1.1	"Common Stock" means the common stock, par value $0.0001 per share, of the Company.

1.2

"Delivery Date" means October 22, 2026, as such date may be extended (a) by the Placement Agent in writing in its sole discretion, or (b) automatically, on a day-for-day basis, for any delay caused by a Holder Party (including any failure to timely deliver a Holder Joinder, surrendered Warrant, or the representation letters and broker information required by Section 3.2), the Company’s transfer agent, the Depository Trust Company, or any other event beyond the Company’s reasonable control.

1.3	"Effective Time" means the time at which the Company has completed the Timely Delivery.

1.4	"Exchange Shares" means an aggregate of 200,000 shares of Common Stock, subject to adjustment under Section 2.6.

1.5

"Free Trading" means, with respect to the Exchange Shares, that they are (a) issued in book-entry form through the Depository Trust Company's Deposit/Withdrawal at Custodian (DWAC) system, or in unlegended book-entry form on the Company's transfer agent's books, and (b) free of any restrictive legend and any stop-transfer instruction imposed by the Company, in each case based on the availability of Rule 144 under the Securities Act and subject to the accuracy of the representations made by the Holder Parties and their brokers. The Company makes no representation as to, and shall have no liability for, any Holder Party’s ability to resell Exchange Shares where such ability is limited by the status, conduct, or regulatory obligations of that Holder Party.

1.6

"Holder Parties" means the Placement Agent, each of its affiliates, its and their respective officers, directors, managers, members, partners, employees, registered representatives, and agents, and each assignee, transferee, or designee of any of them that holds or has held any Warrant or any interest in a Warrant.

1.7	"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

1.8

"Timely Delivery" means the Company's delivery of all of the Exchange Shares, as Free Trading shares, to the accounts specified on Schedule A, on or before 5:00 p.m. (New York City time) on the Delivery Date, together with the deliverables in Section 3.2. The Company shall be deemed to have made delivery when it has delivered irrevocable issuance instructions and the deliverables in Section 3.2 to its transfer agent, regardless of any later processing delay by the transfer agent, the Depository Trust Company, or any broker.

2.	Amendment of Warrants; Exchange

2.1

Amendment. Effective as of the Execution Date, and notwithstanding any provision of the Warrants or the Engagement Agreement to the contrary, each Warrant, whether or not identified on Schedule A and including every Warrant issued or issuable to [          ] or [          ] during 2026 on or before the Execution Date, is amended so that its sole remaining right is the right to receive the portion of the Exchange Shares allocated to the applicable Holder Party on Schedule A, in the manner and subject to the conditions in this Agreement. The omission of any Warrant from Schedule A does not exclude that Warrant from this Agreement or preserve any right under it. To the extent any Warrant requires the consent of any Holder Party other than the Placement Agent, the Placement Agent shall deliver that consent under Section 6.

2.2

Exchange. On or before the Delivery Date, the Company shall issue and deliver the Exchange Shares to the Holder Parties in the amounts and to the accounts set forth on Schedule A. The Holder Parties shall surrender all Warrants in exchange for the Exchange Shares. The exchange is made solely in exchange for the Warrants: no Holder Party shall pay, and the Company shall not receive, any cash or other consideration, including any exercise price.

2.3

Deemed Full Exercise and Cancellation. Upon the Effective Time, the issuance of the Exchange Shares shall be deemed the full and complete exercise, exchange, surrender, satisfaction, and discharge of all Warrants held or claimed by all Holder Parties. Each Warrant, including without limitation every Warrant issued, issuable, earned, accrued, promised, or claimed during 2026 on or before the Execution Date by [          ] and [          ], or any other Holder Party, shall then be automatically be cancelled, terminated, extinguished, and of no further force or effect, whether or not the original instrument has been physically surrendered, separately identified, or reflected in the Company’s records.

2.4

No Further Warrants. Upon the Effective Time, (a) the Company shall have no obligation to issue or deliver to any Holder Party any warrant, share, option, purchase right, or other security, or any cash, or other compensation, under or in respect of the Warrants, the warrant-compensation provisions of the Engagement Agreement, the Prior Placement, other than the Exchange Shares; (b) Section 7 of the Engagement Agreement is amended accordingly; and (c) by [          ], [          ], irrevocably waive and relinquish every right or claim to receive any such warrant, security, or compensation arising on or before the Execution Date, whether vested, contingent, accrued, unissued, undocumented, disputed, or not listed on Schedule A.

2.5

Allocation. The Placement Agent is solely responsible for the allocation of the Exchange Shares among the Holder Parties as set forth on Schedule A. The Company may rely conclusively on Schedule A, and the Company's aggregate obligation shall not exceed 200,000 shares of Common Stock, subject only to Section 2.6.

2.6

Adjustments. If, between the Execution Date and the Delivery Date, the Company effects any stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar event affecting the Common Stock, the number of Exchange Shares shall be proportionately adjusted.

3.	Securities Law Matters; Free Trading Delivery

3.1

Exemption and Holding Period. The Parties intend that (a) the issuance of the Exchange Shares be exempt from registration under Section 3(a)(9) of the Securities Act as an exchange by the Company with its existing security holders exclusively, where no commission or other remuneration is paid for soliciting the exchange; and (b) under Rule 144(d)(3)(ii) under the Securities Act, the Exchange Shares be deemed acquired when the Warrants were acquired, so that the holding period of the Warrants is tacked to the Exchange Shares. The Company makes no representation or warranty as to the availability of any exemption or the satisfaction of any holding period, and each Holder Party has relied on its own advisors as to those matters. Each Holder Party is solely responsible for complying with all securities laws and FINRA rules applicable to its resale of the Exchange Shares.

3.2

Company Deliverables. On or before the Delivery Date, and subject to timely receipt of the Holder Party deliverables described below, the Company shall deliver (a) irrevocable instructions to its transfer agent to issue the Exchange Shares as Free Trading shares; (b) an opinion of Company counsel, addressed to the transfer agent and in customary form, that the Exchange Shares may be issued without restrictive legend; (c) a certificate of an officer confirming the board resolutions in Section 7.2(b); and (d) any other document the transfer agent reasonably requires. No later than one (1) business day before the Delivery Date, the Placement Agent shall deliver, and shall cause each Holder Party to deliver, the Warrants (or a customary lost-warrant affidavit and indemnity), executed Holder Joinders, and customary seller and broker representation letters and other information reasonably requested by the Company, its counsel, or its transfer agent.

3.3

Reservation and Listing. The Company has reserved, and shall keep reserved, enough authorized but unissued shares of Common Stock to issue the Exchange Shares. The Company shall take any action required under the rules of NYSE American in connection with the issuance of the Exchange Shares.

3.4

FINRA Rule 5110. The Parties acknowledge that if the Company files a registration statement for a public offering in which any Holder Party participates within the review period under FINRA Rule 5110, the Exchange Shares may be considered underwriting compensation and subject to the lock-up in Rule 5110(e). Nothing in this Agreement requires any Holder Party to transfer any Exchange Shares in violation of FINRA rules. The Holder Parties' compliance with any such lock-up shall not constitute a breach by the Company or a failure of Timely Delivery, provided the Company has otherwise satisfied Section 3.2.

3.5

Transfer Agent Instruction Letter. On or before the Delivery Date, the Company shall deliver an irrevocable instruction letter to its transfer agent, in the form attached hereto as Exhibit A, instructing the transfer agent to deliver the Exchange Shares to the Holder Parties' accounts in accordance with the instructions set forth on Schedule A.

3.6

Legal Opinion. On or before the Delivery Date, the Company shall cause its counsel to deliver a legal opinion, in form and substance satisfactory to its transfer agent, which shall opine on the availability of an exemption from registration under the Securities Act as it relates to the Exchange, the tacking of the holding period of the Exchange Securities to the original issuance date of the Securities under Rule 144 and other matters reasonably requested by such transfer agent.

4.	Conditional Waiver of Liquidated Damages

4.1

Waiver. Subject to and effective only upon the Effective Time, the Placement Agent, on behalf of itself and each other Holder Party, irrevocably waives all Liquidated Damages that have accrued or may accrue under the Warrants, together with any interest, costs, or fees relating to them.

4.2

Condition. Timely Delivery is a condition precedent to the waiver in Section 4.1 and the release in Section 5. A failure of Timely Delivery caused in whole or in part by any Holder Party, or by any event described in Section 1.2(b), shall not constitute a failure of this condition.

4.3

Failure of Condition; Cure. If Timely Delivery does not occur, the Placement Agent shall give the Company written notice of the failure, and the Company shall have one (1) business day after receipt of that notice to cure it. If the Company does not cure within that period, then, at the Placement Agent's election by written notice to the Company given within ten (10) days after the end of the cure period, (a) Sections 2.1, 2.3, 2.4, 4.1, and 5 shall be of no further effect; and (b) the Warrants and the Engagement Agreement shall be reinstated on their original terms, with any Liquidated Damages accruing only as provided in those terms. The reinstatement described in this Section 4.3 shall be the sole and exclusive remedy of the Holder Parties for any failure of Timely Delivery. If the Placement Agent does not make that election within the required period, the Company may complete delivery of the Exchange Shares at any later time, and upon that delivery the Effective Time shall occur.

5.	Mutual Release and Covenant Not to Sue

5.1

Release by Holder Parties. Effective upon the Effective Time, the Placement Agent, on behalf of itself and each other Holder Party, irrevocably and unconditionally releases and forever discharges the Company, its subsidiaries and affiliates, and their respective present and former directors, officers, employees, agents, successors, and assigns (the "Company Released Parties") from any and all claims, demands, actions, causes of action, liabilities, damages, and obligations of every kind, whether known or unknown, suspected or unsuspected, in law or in equity (collectively, "Claims"), arising out of or relating to the Warrants, including their issuance, terms, exercise, adjustment, anti-dilution or price- protection provisions, registration, legend removal, and Liquidated Damages, in each case arising from facts occurring on or before the Effective Time (the "Holder Released Claims").

5.2

Release by Company. Effective upon the Effective Time, the Company, on behalf of itself and the Company Released Parties, irrevocably and unconditionally releases and forever discharges the Placement Agent and each other Holder Party, and their respective present and former directors, officers, employees, agents, successors, and assigns (the "Holder Released Parties"), from any and all claims, demands, actions, causes of action, liabilities, damages, and obligations of every kind, whether known or unknown, suspected or unsuspected, in law or in equity, arising out of or relating to the Warrants, including their issuance, terms, exercise, adjustment, anti-dilution or price-protection provisions, registration, legend removal, and Liquidated Damages, in each case arising from facts occurring on or before the Effective Time (the "Company Released Claims" and, together with the Holder Released Claims, the "Released Claims").

5.3

Covenant Not to Sue by Holder Parties. Effective upon the Effective Time, the Placement Agent shall not, and shall cause each other Holder Party not to, commence, assert, or voluntarily aid any action, arbitration, or proceeding against any Company Released Party based on any Holder Released Claim. The Parties agree that this Agreement may be pleaded as a complete defense to, and may be used as the basis for an injunction against, any such action.

5.4

Covenant Not to Sue by Company. Effective upon the Effective Time, the Company shall not commence, assert, or voluntarily aid any action, arbitration, or proceeding against any Holder Released Party based on any Company Released Claim. The Parties agree that this Agreement may be pleaded as a complete defense to, and may be used as the basis for an injunction against, any such action.

5.5

Unknown Claims. Each Party, on behalf of itself (and, in the case of the Placement Agent, on behalf of the Holder Parties), waives the benefit of any statute or common-law principle of any jurisdiction (including California Civil Code Section 1542, to the extent applicable) that would otherwise limit a general release to claims known or suspected at the time of the release.

5.6

Excluded Matters. Nothing in this Section 5 releases (a) any obligation of either Party under this Agreement; (b) any right of any Holder Party as a holder of the Exchange Shares after their issuance; or (c) any Claim of either Party arising from fraud or willful misconduct of the other Party.

6.	Holder Parties; Authority; Indemnity

6.1

Schedule A identifies the Warrants presently known to the Parties and the allocation of the Exchange Shares, but does not limit the Warrants covered by this Agreement. The Placement Agent represents and warrants that every Warrant issued, issuable, earned, accrued, promised, or claimed during 2026 on or before the Execution Date by [          ], [          ], or any other Holder Party is subject to this Agreement and shall be automatically cancelled, terminated, extinguished, and of no further force or effect at the Effective Time, whether or not listed on Schedule A, separately documented, or reflected in the Company’s records. The Placement Agent represents and warrants that it has full power and authority, under assignment, designation, or written consent (each in the form of Exhibit A, a “Holder Joinder”), to bind each Holder Party to this Agreement. The Placement Agent shall deliver an executed Holder Joinder from each Holder Party other than itself on or before the Execution Date. Each Holder Party represents and warrants that the Warrants identified on Schedule A represent all Warrants of the Company presently held by such Holder Party as of the date hereof. Each Holder Party further represents it has never received the original wet-ink Warrants, neither of those originally issued in December 2025 nor those re-issued in May 2026 as a result of the anti-dilution adjustment.

6.2

No Holder Party other than [          ], [          ], and any other Holder Party properly identified to the Company under this Agreement holds or has held any Warrant. Except as disclosed on Schedule A, no Warrant has been exercised, transferred, pledged, or encumbered. Any Warrant or interest in a Warrant later identified, including any 2026 Warrant omitted from Schedule A, shall nevertheless be deemed included in the Warrants and automatically cancelled at the Effective Time without any increase in the Exchange Shares or other consideration.

6.3

The Placement Agent shall indemnify and hold harmless the Company Released Parties from and against any losses, liabilities, and expenses, including reasonable attorneys’ fees, arising out of (a) any Holder Released Claim asserted by any Holder Party, or by any person claiming through a Holder Party, after the Effective Time; (b) any claim by any person asserting an interest in any Warrant not reflected on Schedule A; and (c) any breach of the Placement Agent’s representations, warranties, or covenants in this Agreement.

6.4

Indemnification by Company. The Company shall indemnify and hold harmless the Holder Released Parties from and against any losses, liabilities, and expenses, including reasonable attorneys' fees, arising out of (a) any Company Released Claim asserted by the Company, or by any person claiming through the Company, after the Effective Time; and (b) any breach of the Company's representations, warranties, or covenants in this Agreement.

7.	Representations and Warranties

7.1

Of Each Party. Each Party represents and warrants to the other that (a) it is duly organized and in good standing; (b) it has full power and authority to execute, deliver, and perform this Agreement; (c) this Agreement has been duly authorized and constitutes its valid and binding obligation, enforceable in accordance with its terms, subject to bankruptcy and equitable principles; and (d) its execution and performance of this Agreement do not conflict with its organizational documents, any agreement binding on it, or applicable law.

7.2

Of the Company. The Company further represents and warrants that - Issuance of Securities. The Exchange Shares, when issued under this Agreement, will be duly authorized, validly issued, fully paid, and non-assessable, free of all liens created by the Company; its board of directors has approved this Agreement and the issuance of the Exchange Shares; to the Company’s knowledge, no consent of any investor in the Prior Placement is required for this Agreement; and it has not paid and will not pay any commission or other remuneration for soliciting the exchange.

7.3

Of the Placement Agent. The Placement Agent further represents and warrants that (a) the Holder Parties together own all Warrants free and clear of all liens; (b) no Holder Party has assigned or transferred any Warrant or Holder Released Claim except as shown on Schedule A; (c) [          ], [          ], and the other Holder Parties have disclosed to the Company every warrant, option, purchase right, and other right to acquire Company securities issued, earned, accrued, promised, or claimed through the Execution Date, including all such rights arising during 2026; (d) each Holder Party is an “accredited investor” as defined in Rule 501(a) under the Securities Act; and (e) no Holder Party has paid or received any commission or other remuneration in connection with the exchange.

8.	Miscellaneous

8.1	No Admission. This Agreement is a compromise and does not constitute an admission of liability or wrongdoing by any Party.

8.2

Disclosure. The Company may make any public disclosure of this Agreement that it determines, in its reasonable judgment, is required or advisable under applicable securities laws or stock exchange rules, including on a Current Report on Form 8-K. The Placement Agent shall not, and shall cause each Holder Party not to, make any public statement regarding this Agreement without the Company’s prior written consent.

8.3

Expenses. Each Party shall bear its own expenses, except that the Company shall bear the customary transfer agent fees relating to the issuance of the Exchange Shares. Each Holder Party shall bear its own brokerage, DTC, and deposit fees it requests in connection with resales.

8.4

Entire Agreement; Conflict. This Agreement, together with the Warrants and the Engagement Agreement as amended by this Agreement, constitutes the entire agreement of the Parties on its subject matter. In the event of any conflict between this Agreement and the Warrants or the Engagement Agreement, this Agreement controls.

8.5	Amendment and Waiver. This Agreement may be amended, and any provision waived, only by a written instrument signed by both Parties.

8.6

Governing Law; Jurisdiction; Jury Waiver. This Agreement is governed by the laws of the State of New York, without regard to conflict-of-law principles. Each Party submits to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, New York County, New York. EACH PARTY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

8.7

Specific Performance. Each Party acknowledges that the other Party would be irreparably harmed by a breach of the covenants in Sections 5 and 6, and that the non-breaching Party is entitled to specific performance and injunctive relief to enforce those covenants, without posting bond, in addition to any other remedy. Except as provided in this Section 8.7, the remedies of the Holder Parties for any failure of Timely Delivery are limited as set forth in Section 4.3.

8.8

Third-Party Beneficiaries. The Company Released Parties are intended third-party beneficiaries of Section 5 and 6.3, and the Holder Released Parties are intended third-party beneficiaries of Sections 5. Otherwise, there are no third-party beneficiaries.

8.9

Successors and Assigns; Severability; Notices. This Agreement binds and benefits the Parties and their successors and permitted assigns. If any provision is held invalid, the remainder of this Agreement remains in effect. Notices shall be given in the manner set forth in the Engagement Agreement.

8.10	Counterparts. This Agreement may be executed in counterparts, including by electronic signature and PDF, each of which is an original and all of which together constitute one instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date

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By:	By:
Name:	Name:
Title:	Title:
Date:	Date: